Exhibit 99.3

STEMONIX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the audited financial statements of StemoniX and accompanying notes as of and for the years ended December 31, 2020 and 2019 attached as Exhibit 99.1 to this Current Report on Form 8-K. This discussion of StemoniX’s financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in StemoniX’s operations, development efforts and business environment, including those set forth in the section titled “Risk Factors—Risks Relating to StemoniX’s Business and Stock Ownership in StemoniX” in the Proxy Statement/Prospectus of Vyant Bio, Inc. (Formerly Cancer Genetics, Inc.) dated February 12, 2021, filed with the Securities and Exchange Commission (the “SEC”) on February 16, 2021. All forward-looking statements included herein involve risks and uncertainties, are based on information available to StemoniX as of the date indicated, and StemoniX assumes no obligation to update any such forward-looking statement. All references herein to “StemoniX,” the “Company,” “we,” “us,” or “our” mean StemoniX, Inc., unless we state otherwise, or the context otherwise indicates. Unless otherwise indicated shares, options and warrants are in thousands, except per share amounts.

Overview

StemoniX, Inc. (the “Company”) is empowering the discovery of new medicines through the convergence of novel human biology and software technologies. StemoniX develops and manufactures high-density, at-scale human induced pluripotent stem cell (“iPSC”) derived neural and cardiac screening platforms for drug discovery and development. StemoniX was founded in April 2014 and has locations in Maple Grove, Minnesota and La Jolla, California.

StemoniX has a history of operating losses as it has developed its human organoids for drug toxicity and efficacy testing. Since inception, StemoniX’s operating activities have all been funded with proceeds from the sale of convertible notes and preferred stock securities. During the year ended December 31, 2020, StemoniX incurred a net loss of $8,650. As of December 31, 2020, StemoniX’s accumulated deficit was $37,954. Cash used in operating activities for the year ended December 31, 2020 was $5,812. As of December 31, 2020, StemoniX had $792 of available cash to fund ongoing operating activities.

StemoniX incurred a net loss and cash flow loss during 2020 due to the cost associated with research and development activities and the change in StemoniX’s business model to a drug discovery company. StemoniX is dependent on executing its business model to generate positive cash and in the interim StemoniX is planning to raise additional capital in 2021 to fund human organoid disease model research and development as well as accelerate business development activities. The primary source of capital during 2021 to date is from the sale of convertible notes (“2020 Convertible Notes”), Series C Preferred Stock and funding from its merger partner, Vyant Bio, Inc. (f/k/a Cancer Genetics, Inc.). The primary source of capital during 2020 was from the sale of Series B Preferred Stock (referred to herein as “Series B-2”, collectively with other Series B issuances, the “Series B Preferred”), the 2020 Convertible Notes, as well as a US Small Business Administration (“SBA”) Payroll Protection Program (“PPP”) Loan and an SBA Economic Injury Disaster Loan (“EIDL”). From January 1, 2020 through March 30, 2021, StemoniX raised capital through the sale of Series B-2 preferred stock and Series C preferred stock, net of offering costs, of $3,040, gross proceeds of $10,000 from the issuance of 2020 Convertible Notes and received $730 in a PPP loan and $67 of EIDL program funding including a $57 loan and a related $10 grant. As of December 31, 2020 StemoniX had determined that $730 of the PPP loan will be forgiven, along with $10 of the EIDL grant, which was recorded as a reduction of operating expenses.

On March 15, 2021, StemoniX closed a Series C Preferred Stock (the “StemoniX Series C Preferred Stock”) for an aggregate purchase price of $2,000, or $1,790 net of offering costs.

On March 30, 2021, StemoniX consummated its merger with Cancer Genetics, Inc. Concurrently with the closing, Cancer Genetics changed its name to Vyant Bio, Inc. (“Vyant”) and all of StemoniX’s common shares and its preferred shares, preferred share warrants and the 2020 Convertible Notes (all after being converted to common stock immediately prior to the merger) were exchanged for shares of Vyant common stock. Further, StemoniX’s outstanding common stock options at the time of the merger were assumed and converted into options to acquire Vyant common stock, and the then outstanding common stock warrant held by a convertible note investor was exchanged for a warrant to purchase Vyant common stock as described above.

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. Many of StemoniX’s customers worldwide were impacted by COVID-19 and temporarily closed their facilities which impacted revenues in the first half of 2020. Further, StemoniX’s fund raising was negatively impacted in the first half of 2020 resulting from the COVID-19 pandemic. While the impact of the pandemic on our business has lessened in the second half of 2020, the global outbreak of COVID-19 continues with new variants and is impacting the way we operate our business as well as in certain circumstances limiting the availability of lab supplies. The extent to which the COVID-19 may impact StemoniX’s future business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the availability and effectiveness of vaccines, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

StemoniX is actively monitoring the impact of the COVID-19 pandemic on its business, results of operations and financial condition. The full extent to which the COVID-19 pandemic will directly or indirectly impact StemoniX’s business, results of operations and financial condition in the future is unknown at this time and will depend on future developments that are highly unpredictable.

Revenues

StemoniX’s primary revenue sources are microOrgan® plate product sales and the performance of preclinical drug testing services using our microOrgan technology, referred to as Discovery as a Service, or DaaS.

Substantially all revenues for the years ended December 31, 2020 and 2019 were generated from customers located in the United States. Customers representing 10% or more of StemoniX’s total revenues for the following periods are presented in the table below:

	For the year ended
	December 31,
	2020	2019
Customer A	9%	11%
Customer B	26%	5%
Customer C	13%	8%

Cost of Goods

StemoniX separately reports cost of goods for product sales and service revenues. Product revenue costs include labor and product costs such as labware, plates and reagents required to develop iPSC’s into microOrgans as well as overhead, facility and equipment costs at StemoniX’s Maple Grove, Minnesota facility. This facility was designed for StemoniX’s long-term growth and includes automation equipment for high-throughput manufacturing. As the facility is designed to accommodate StemoniX’s long-term growth, it is currently operating at less than 25% of capacity, and will continue to for the foreseeable future. Cost of goods for service revenues includes labor, materials and allocated overhead costs to perform services for DaaS projects.

Operating Expenses

StemoniX classifies its operating expenses into three categories: research and development, selling, general and administrative as well as merger related costs. StemoniX’s operating expenses principally consist of personnel costs, including non-cash stock-based compensation, outside services, laboratory consumables, rent, overhead, development costs, marketing program costs, legal and accounting fees.

Research and Development Expenses. Research and development expenses reflect the personnel related expenses, overhead and lab consumable costs to develop StemoniX’s microOrgan technology at StemoniX’s La Jolla, California facility as well as development activities undertaken at the Maple Grove, Minnesota facility. StemoniX intends to accelerate its development of disease-specific microOrgan models and supporting analytical tools to further its drug development strategy.

Selling, General and Administrative Expenses. Selling, general and administrative expenses consist principally of personnel-related expenses, professional fees, such as legal, accounting, occupancy costs and other general expenses as well as personnel and related overhead costs for its business development team and related support personnel, travel and entertainment expenses, other selling costs and trade shows. StemoniX repositioned its sales and marketing initiatives in early 2020 to a business development model for DaaS and the monetization of its drug development strategy as compared with its historical strategy of direct sales.

Merger Related Costs. Merger related costs are direct professional service costs incurred by StemoniX in connection with the planned merger with Vyant.

Results of Operations

Years Ended December 31, 2020 and 2019

The following table sets forth certain information concerning StemoniX’s results of operations for the periods shown (in thousands):

Operating results: Comparison for the year ended December 31, 2020 and 2019

	Years ended December 31,
	2020	2019	$ change	% change
Revenues:
Service	$588	$371	$217	58%
Product	279	234	45	19%
Total revenues	$867	$605	$262	43%
Operating costs and expenses:
Cost of goods sold - service	384	220	164	75%
Cost of goods sold - product	717	1,484	(767)	(52)%
Research and development	3,232	3,994	(762)	(19)%
Selling, general and administrative	2,717	3,869	(1,152)	(30)%
Merger related costs	1,440	-	1,440	N/M
Total operating costs and expenses	$8,490	$9,567	$(1,077)	(11)%
Loss from operations	(7,623)	(8,962)	1,339	15%
Other expense:
Other expense	(492)	-	(492)	NM
Interest income	-	18	(18)	(100)%
Interest expense	(535)	(12)	(523)	NM
Total other expense	$(1,027)	$6	$(1,033)	NM
Loss before income taxes	$(8,650)	$(8,956)	$306	(3)%
Income tax (benefit)	-	-	-	-%
Net Loss	$(8,650)	$(8,956)	$306	(3)%

N/M – not meaningful due to size of change or zero denominator.

Revenues

Total revenues increased 43%, or $262, to $867 for the year ended December 31, 2020, as compared with $605 for the year ended December 31, 2019. StemoniX’s 2020 service revenues increased by $217 due to our service capabilities being restored as we moved DaaS from California to Minnesota, along with increased market penetration. While we realized lower revenues than anticipated due to the COVID-19 pandemic as a result of the impacts of the pandemic on our customers’ facilities and working arrangements, we did realize an increase in service revenues as we had significantly reduced our DaaS capabilities in the first half of 2019 when we relocated our California facilities and, as a result, moved DaaS to our Maple Grove, Minnesota facility. The move of our DaaS capabilities to the Maple Grove facility allowed for better alignment of resources, infrastructure, and operating leverage at our two locations. DaaS was fully staffed and operational in the Maple Grove facility during the third quarter of 2019. Product revenues increased in 2020 primarily due to increased average selling prices as compared with 2019.

Cost of Goods

Cost of goods sold – service aggregated $384 and $220, respectively, for the years ended December 31, 2020 and 2019, resulting in a cost of goods sold of 65.3% and 59.3%, respectively, of service revenues. The 2020 period was impacted by 2 negative margin service contracts.

Cost of goods sold – product aggregated $717 and $1,484 for the years ended December 31, 2020 and 2019, respectively, resulting in a gross margin deficit of $438 and $1,250, respectively, resulting from StemoniX’s excess manufacturing capacity at its Maple Grove facility. The decrease in the cost of goods sold and margin deficit in the 2020 period as compared with the 2019 period was the result of lower employee related costs, primarily due to a benefit from the PPP Loan forgiveness, which is reflected as a reimbursement of manufacturing and quality salaries, lower headcount and costs associated with a contamination event in 2019 which resulted in scrapped inventory and remediation costs. The decrease also reflects improved operating leverage from the move of DaaS to the Maple Grove facility.

Operating Expenses

Research and development expenses decreased by 19%, or $762, to $3,232 for the year ended December 31, 2020, from $3,994 for the year ended December 31, 2019, This decrease is principally due a $246 decrease in employee costs arising from the PPP loan’s reimbursement of salaries, a decrease in lab costs of $206 associated with our California facility move in 2019 and $102 of lower travel, trade show and entertainment related expenses due to the Covid-19 pandemic. In addition, given the increase in DaaS, development costs were down as a result of resources being deployed to assist in developing customer related goods.

Selling, general and administrative expenses decreased by 30%, or $1,152, to $2,717 for the year ended December 31, 2020, as compared with $3,869 for the year ended December 31, 2019. The current-year period as compared with the 2019 period reflects $686 decrease in employee costs related to PPP loan forgiveness and lower head counts primarily from repositioning from a sales force to business development go-to-market strategy; reduced trade show, advertising and travel related costs of $142 as a result of the Covid-19 pandemic as well as a $109 charge in the 2019 period related to a cyber-related breach.

Merger related costs for the year ended December 31, 2020 were $1,440. These professional service-related costs were incurred related to StemoniX’s merger with Vyant.

Other Expenses, net

Total other expense for the year ended December 31, 2020 was $1,027, which consisted of a $503 mark-to-market adjustment for an embedded compound derivative from the 2020 Convertible Notes and interest expense of $535 primarily related to these notes. During 2020, StemoniX issued $7,651 of 2020 Convertible Notes that contained an embedded compound derivative. Total other income, net was not significant for the year ended December 31, 2019.

Liquidity and Capital Resources

Sources and Uses of Liquidity

StemoniX’s operating activities have been primarily funded with proceeds from the sale of convertible notes and preferred stock securities.

Cash Flows from Operations

Years Ended December 31, 2020 and 2019

StemoniX’s net cash flow from operating, investing and financing activities for the periods below were as follows (in thousands):

	Years ending December 31,
	2020	2019	$ change	% change
Net cash used in operating activities	$(5,812)	$(7,891)	$2,079	(26)%
Net cash used in investing activities	(43)	(390)	347	(89)%
Net cash provided by financing activities	6,332	2,949	3,383	115%
Net increase (decrease) in cash	$477	$(5,332)	$5,809	(109)%

StemoniX had cash and cash equivalents of $792 and $315 as of December 31, 2020 and 2019, respectively. Restricted cash of $65 as of December 31, 2019 was released from restriction in the first half of 2020.

The $477 increase in cash and cash equivalents for the year ended December 31, 2020 resulted from $6,332 provided by financing activities principally from the proceeds from the issuance of Series B Preferred stock and 2020 Convertible Notes, offset by cash flows used in operating activities of $5,812.

Cash Used in Operating Activities

Net cash used in operating activities was $5,812 for the year ended December 31, 2020, consisting of a net loss of $8,650, reduced for net non-cash adjustments of $1,509 and additional cash provided by operating assets and liabilities items of $1,329. The non-cash adjustments include a reduction of $740 from PPP loan forgiveness benefit which reduced operating expenses and cash provided by working capital items include the $740 PPP loan funding. Changes in cash flows from operating assets and liability items also reflects an increase of $878 in accounts payable principally resulting from accrued Vyant Bio merger related professional service costs, an increase in accrued expenses of $298 principally from accrued interest on the 2020 Convertible Notes offset by $485 in cash utilized for operating lease obligation payments.

During the year ended December 31, 2019, cash used in operating activities was $7,891, consisting of the net loss of $8,956, $153 of cash used for operating assets and liabilities offset by non-cash adjustments of $1,218. Operating assets and liabilities changes include increases in accounts payable and accrued expenses of $455 which were offset by a $182 increase in inventory balances and $367 in cash utilized for operating lease obligation payments.

Cash Provided by Investing

Net cash used in investing activities was $43 for the year ended December 31, 2020, relating to purchases of equipment, off-set by proceeds from the sale of a piece of equipment.

Net cash used in investing activities was $390 for the year ended December 31, 2019, relating to purchases of equipment.

Cash Provided by Financing Activities

Net cash provided by financing activities was $6,332 for the year ended December 31, 2020 and principally resulted from net proceeds received from the issuance of the 2020 Convertible Notes of $4,923 and Series B Preferred Stock of $1,348, along with other debt proceeds of $137, offset by $76 of payments for finance lease obligations.

Net cash provided by financing activities was $2,949 for the year ended December 31, 2019 and principally resulted from net proceeds received from the Series B Preferred Stock offering of $3,027 and offset by $78 of payments for finance lease obligations.

As a non-cash financing activity for 2020, $2,674 of Series B Preferred Stock was exchanged for convertible notes.

Capital Resources and Expenditure Requirements

In April 2020, StemoniX applied for and received a $730 loan under the Payroll Protection Plan (“PPP”) as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Under the PPP, StemoniX was able to receive funds for two and a half months of payroll, rent, utilities, and interest cost. In addition, StemoniX applied for and received a $57 Economic Injury Disaster Loan (“EIDL”) loan and a $10 grant from the Small Business Administration (“SBA”) in connection with the COVID-19 impact on StemoniX’s business. This EIDL loan bears interest at 3.75% is repayable in monthly installments starting in June 2021 with a final balance due on June 21, 2050. StemoniX has determined that $730 of the PPP loan is expected to be forgiven along with the $10 EIDL grant. The $730 PPP loan forgiveness and $10 grant from the SBA was recorded as a reduction in operating expenses during the year ended December 31, 2020.

As a stand-alone entity, StemoniX needs to increase revenues, including licensing of its core technology, to be profitable or have positive operating cash flow during 2021. StemoniX expects to further invest in research and development activities to develop human organoids for internal and external drug discovery as well as related business development activities. Effective March 30, 2021 StemoniX closed its merger with Vyant. At the close of the merger, Vyant cash balances aggregated approximately $30,966 which we believe provides sufficient funding for the combined companies well into 2022.

StemoniX may require additional capital to fully implement or accelerate the scope of its anticipated business operations. StemoniX will have to continue to rely on operating cash flows, lease, equity and/or debt financing to achieve its business goals.

Future Contractual Obligations

The following table reflects a summary of StemoniX’s estimates of future contractual obligations as of December 31, 2020. The information in the table reflects future unconditional payments and is based on the terms of the relevant agreements, appropriate classification of items under U.S. GAAP as currently in effect and certain assumptions, such as the interest rate on StemoniX’s variable debt that was in effect as of December 31, 2020. Future events could cause actual payments to differ from these amounts.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years

Principal and interest on unsecured debt	$140	$-	$84	$3	$53
2020 Convertible Notes	7,651	-	7,651	-	-
Operating lease obligations relating to administrative offices and laboratories	1,367	570	453	265	79
Intellectual property minimum maintenance and royalty fees	540	97	329	114	-
Total	$9,698	$667	$8,517	$382	$132

StemoniX repaid the $83 loan from the Minnesota Department of Employment and Economic Development (“MNDEED”) on March 30, 2021 prior to the merger with Vyant.

From January 1, 2021 through March 30, 2021, StemoniX has raised $5,022 from the issuance of 2020 Convertible Notes. Upon the closing of the Vyant merger, the 2020 Convertible Notes and accrued interest were converted into StemoniX common stock and on March 30, 2021 exchanged for Vyant common stock.

Income Taxes

Over the past several years StemoniX has generated operating losses in all jurisdictions in which it may be subject to income taxes. As a result, StemoniX has accumulated significant net operating losses and other deferred tax assets. Because of StemoniX’s history of losses and the uncertainty as to the realization of those deferred tax assets, a full valuation allowance has been recognized. StemoniX does not expect to report a benefit related to the deferred tax assets until it has a history of earnings, if ever, that would support the realization of its deferred tax assets.

Off-Balance Sheet Arrangements

Since inception, StemoniX has not engaged in any off-balance sheet activities as defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies and Significant Judgment and Estimates

StemoniX’s management’s discussion and analysis of financial condition and results of operations is based on its financial statements and condensed financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, StemoniX evaluates its estimates based on historical experience and makes various assumptions, which management believes to be reasonable under the circumstances, and which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 1 to our December 31, 2020 and 2019 financial statements appearing elsewhere herein, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue recognition. StemoniX’s primary sources of revenue are product sales from the sale of microOrgan® plates and the performance of preclinical drug testing services using the microOrgan technology. StemoniX recognizes revenue when it satisfies performance obligations under the terms of its contracts, and transfers control of the product to its customers in an amount that reflects the consideration StemoniX expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. StemoniX considers a performance obligation satisfied once it has transferred control of a product to a customer, which is generally upon shipment as the customer has the ability to direct the use and obtain the benefit of the product.

For product contracts, revenue is recognized at a point-in-time upon delivery to the customer. Product contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract, although terms generally include a requirement of payment within a range of 30 to 90 days after the performance obligation has been satisfied. As a result, the contracts do not include a significant financing component. In addition, contacts typically do not contain variable consideration as the contracts include stated prices. StemoniX provides assurance-type warranties on all of its products, which are not separate performance obligations.

For service contracts, revenue is recognized over time and is generally defined pursuant to an enforceable right to payment for performance completed on service projects for which StemoniX has no alternative use as customer furnished compounds are added to Company plates for testing. StemoniX does not obtain control of the customer furnished compounds as StemoniX does not have the ability to direct the use. Revenue is measured by the costs incurred to date relative to the estimated total direct costs to fulfill each contract (cost-to-cost method). Incurred costs represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Contract costs include labor, materials and overhead.

Some contracts offer price discounts after a specified volume has been purchased. StemoniX evaluates these options to determine whether they provide a material right to the customer, representing a separate performance obligation. If the option provides a material right to the customer, revenue is allocated to these rights and deferred; subsequently the revenue is recognized when those future goods or services are transferred, or when the option expires.

Contract assets primarily represent revenue earnings over time that are not yet billable based on the terms of the contracts. Contract liabilities consist of fees invoiced or paid by StemoniX’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on StemoniX’s revenue recognition criteria described above.

Contract assets were $32 and $0 as of December 31, 2020 and 2019, respectively. Contract liabilities were $92 and $87 related to unfulfilled performance obligations as of December 31, 2020 and 2019, and are recorded in other current liabilities as customer deposits.

Derivative Instruments. StemoniX recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. StemoniX evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives requiring separate recognition in StemoniX’s financial statements. The result of this accounting treatment is that the fair value of the embedded derivative is revalued as of each reporting date and recorded as a liability, and the change in fair value during the reporting period is recorded in other income (expense) in the statements of operations. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within twelve months of the balance sheet date.

StemoniX’s 2020 Convertible Notes issued in 2020 contain a share settled redemption feature that requires conversion at the lesser of specified discounts from qualified financing price per share or the fair value of the common stock at the time of conversion. The discount changes based on the passage of time between issuance of the convertible note and the conversion event. This feature is considered a derivative that requires bifurcation because it provide a specified premium to the holder of the note upon conversion. StemoniX measures the share-settlement derivative obligation at fair value based on significant inputs that are not observable in the market and require significant judgement.